Exhibit 10.31

COMMERCIAL OUTSOURCING SERVICES AGREEMENT

This Commercial Outsourcing Services Agreement (“Agreement”) is entered into as of February 1, 2003 (“Effective Date”) by INTEGRATED COMMERCIALIZATION SOLUTIONS, INC., a California corporation (“Service Provider”) and SKINMEDICA, INC., a Delaware corporation (“Company”).

RECITALS

A. Company is, among other things, in the business of manufacturing, selling and distributing pharmaceutical products, including those listed on Schedule A (“Products”);

B. Service Provider is, among other things, in the business of providing commercialization services for pharmaceutical products;

C. Company desires to engage Service Provider as its agent to provide certain commercialization services related to Products pursuant to this Agreement; and

D. Service Provider desires to provide such commercialization services to Company as its agent pursuant to this Agreement.

AGREEMENT

NOW, THEREFORE, the parties hereby agree as follows:

1.	Appointment As Exclusive Agent

Company hereby appoints Service Provider as the exclusive provider of Services (as defined in Section 2) for Products sold to Company’s customers (“Customers”) in the United States, Guam, Puerto Rico and the U.S. Territories during the Term (as defined in Section 4.1), as provided in this Agreement.

2.	Services To Be Performed

Company hereby engages Service Provider to provide the following services with respect to Products (“Services”):

2.1 Integrated Access Center as described in Exhibit B.

2.2 Warehousing and Inventory Program as described in Exhibit D.

2.3 Distribution Services as described in Exhibit E.

2.4 Warehousing and Distribution of Samples/Free Goods as described in Exhibit F.

2.5 Marketing Materials Fulfillment as described in Exhibit G.

2.6 Contract Administration and Chargeback Processing as described in Exhibit H.

2.7 Accounts Receivable Management and Cash Applications as described in Exhibit I.

2.8 Financial Management as described in Exhibit J.

2.9 Information Technology Services as described in Exhibit K.

2.10 Service Provider will not be responsible for collection or payment of any Taxes on behalf of Company. Capitalized words used without definition in this Agreement will each have the meaning in Schedule D.

3.	Compensation - Fees For Services

3.1 Company will compensate Service Provider for Services in accordance with Schedule B. All amounts due under Schedule B will be due upon receipt of a reasonably detailed invoice documenting the Services performed and any charges set forth therein. Company will notify Service Provider of any disputed charges in writing within 30 days of receipt of the invoice covering such charges. In the absence of any such notice of dispute, all invoices will be deemed to be correct and due in full within thirty (30) days of the date of the billing. A late fee of 1.5% per month (or any portion thereof) will be charged as of the due date plus a grace period of ten (10) days on all amounts not paid within thirty (30) days of the date of the billing, except for any portion of any bill that is the subject of any dispute raised by Company in good faith. If any dispute is resolved in favor of Service Provider, Company will pay the applicable late fee on such amount from the original due date. Service Provider will bill Company for any pass through charges monthly or as Service Provider is billed. All other fees for Services will be billed monthly.

3.2 Cost Adjustment. If Service Provider can reasonably demonstrate to Company that the costs to Service Provider for providing Services have materially increased (or are reasonably likely to increase materially during the following twelve (12) month period of the Term) as a result of any changes in the Requirements of Law, including the adoption of any new Requirements of Law, impacting Services, then Service Provider may increase the applicable component of the fees for such Services provided in Schedule B (“Cost Adjustment”). Service Provider will notify Company of any proposed Cost Adjustment at least one hundred twenty (120) days prior to its effective date. All Cost Adjustments will be determined under generally accepted accounting principles (GAAP) and cost allocation methods applied on a consistent basis. In the event of any such Cost Adjustment, Service Provider shall provide reasonable documentation to Company supporting the basis for any resulting increase fees to Company and shall use Service Provider’s reasonable efforts to locate an alternative lower cost method of performing or obtaining services or materials, as applicable. If Company objects to any Cost Adjustment and the parties are unable in good faith to resolve such objection to the reasonable satisfaction of both parties, then either party may terminate this Agreement upon ninety (90) days’ prior written notice to the other party.

3.3 Program Ready Date. If Company requests that Service Provider delay the launch of Services beyond the agreed-upon date on the signatory page (“Program Launch Date”), Company will pay Service Provider a program ready fee and any associated expenses as specified in Schedule B, including reasonable out-of-pocket costs and other expenses. Company also agrees to give Service Provider at least one week’s written notice of changes to the Program Launch Date. Program ready fees will continue until the Program Launch Date. After the Program Launch Date, Company will pay applicable monthly program fees. For the first month during which Services are provided, Service Provider will prorate any difference between program ready fees and applicable monthly program fees.

4.	Term And Termination

4.1 Initial Term. This Agreement will be effective as of the Effective Date and will continue for three (3) years (‘Term”) unless sooner terminated. The Term may be extended upon written mutual agreement of the parties, such extension to be negotiated in good faith six (6) months prior to the expiration of the Term.

4.2 Termination For Breach. Either party may terminate this Agreement upon written notice to the other party upon the other party’s failure to pay any amount due and not subject to a bona fide, good faith dispute, and such failure continues five (5) days after written notice; or failure to perform any other material obligation and such failure continues for thirty (30) days after it receives notice of such breach from the non-breaching party; provided, however, if the other party has commenced to cure a non-monetary breach within such thirty (30) days, but such cure is not completed within such thirty (30) days, it will have an additional thirty (30) days to complete its cure if it diligently pursues the cure until completion; and further provided that if such breach occurs more than three (3) times during any twelve (12)-month period, the non-breaching party may terminate this Agreement upon thirty (30) days’ written notice.

4.3 Termination For Specific Events. Either party may immediately terminate this Agreement upon written notice to the other party upon the other party’s: (a) filing an application for or consenting to appointment of a trustee, receiver or custodian of its assets; (b) having an order for relief entered in Bankruptcy Code proceedings; (c) making a general assignment for the benefit of creditors; (d) having a trustee, receiver, or custodian of its assets appointed unless proceedings and the person appointed are dismissed within 30 days; (e) insolvency within the meaning of Uniform Commercial Code Section 1-201 or failing generally to pay its debts as they become due within the meaning of Bankruptcy Code Section 303(h)(1), as amended; or, (f) certification in writing of its inability to pay its debts as they become due, (and either party may require the other to periodically certify its ability to pay its debt as they become due) (collectively “Bankruptcy”). Each party agrees to provide immediate notice to the other party upon a Bankruptcy event.

4.4 Expenses. Within five (5) days of expiration or earlier termination of this Agreement for any reason, Company will (a) pay Service Provider any amount owed but not subject to a good faith, bona fide dispute, (b) return to Service Provider all hardware, software and other equipment belonging to Service Provider, or pay to Service Provider the replacement cost of items not returned; and (c) pay non-recoverable expenses for telecommunication, facsimile, postage, shipping and other services incurred by Service Provider up to the effective date of termination. Within fifteen (15) days of expiration or earlier termination of this Agreement for any reason, Service Provider shall make available all Products and other items belonging to Company for pick up by Company during regular business hours on such dates as Company may reasonably request.

4.5 Survival. Accrued payment, indemnity and confidentiality obligations and any provision if its context shows that the parties intended it to survive will survive expiration or termination of this Agreement and, except as expressly provided, expiration or termination will not affect any obligations arising prior to the expiration or termination date.

4.6 Automatic Termination. This Agreement will automatically terminate, without any further action, upon the expiration of the Term unless extended pursuant to Section 4.1.

5.	Recalls; Other FDA Issues

5.1 Recalls. If Company conducts a recall, market withdrawal or field correction of any Products (“Recall”), Company will conduct the Recall or designate Service Provider or a third party to do so and Company will be responsible for all Recall expenses (except as set forth below). Service Provider will comply with Company’s reasonable requests in the Recall. If the Recall was not due primarily to Service Provider’s negligence or breach of this Agreement,

Company will pay or reimburse Service Provider’s reasonable documented out-of-pocket Recall expenses (including attorneys’ fees). If the Recall was due primarily to Service Provider’s negligence or breach of this Agreement, Service Provider will pay or reimburse Company’s reasonable documented out-of-pocket Recall expenses (including attorneys’ fees). Each party will use its best efforts to minimize Recall expenses. Company will notify Service Provider of any proposed Recall as soon as possible and, in any event, will do so within forty-eight (48) hours of initiating a Recall.

5.2 Government Notices. Each party will provide the other with a copy of any correspondence or notices it receives from the FDA, DEA or any counterpart state agency specifically relating to Services or relating to a material violation of any kind that is Company-or Product-related, whether such violation resulted from an act or omission by Company or by Service Provider, no later than three (3) business days following such receipt. In addition, Service Provider will provide Company with any notice relating to Products promptly upon its receipt and, In any event, no later than three (3) business days following receipt. Each party will also provide the other with concurrent copies of any responses to any such correspondence or notices (e.g., such as an FDA 483 notice, warning letters, untitled regulatory letters and establishment inspection reports). Where reasonably possible, Service Provider will give prior notice to Company of any scheduled FDA or DEA inspections of Service Provider’s facilities specifically relating to any Products, and, if reasonably possible, will afford Company the opportunity to be present at such inspection and to review and contribute to any written response, to the extent permitted by law.

6.	Legal Compliance

6.1 General. During the Term, each party will comply with all Requirements of Law. In particular but not by way of limitation, Service Provider will comply with Requirements of Law related to storage, handling and distribution of Products. Company will comply with Requirements of Law related to importation, manufacture, distribution, labeling, storage, sale and handling of Products.

6.2 Food and Drug Act. Company hereby represents and warrants to Service Provider that, during the Term (a) no Products delivered by or on behalf of Company to or on the order of Service Provider will be at the time of shipment or delivery, adulterated, misbranded or otherwise prohibited within the meaning of the Act or within the meaning of any applicable state or local law, (b) Products will be, at the time of shipment and delivery to Service Provider, merchandise which may be introduced and delivered for introduction into interstate commerce under the provisions of Sections 404 or 405 of the Act, (c) all Products will be the subject of a duly approved NDA or ANDA and may be legally transported or sold under Requirements of Law, and (d) all Products will have been approved by each applicable Governmental Authority for commercial sale and shipment within the United States.

7.	Representations And Warranties

7.1 By Company. Company represents and warrants to Service Provider that: (a) it has full power and authority to enter into and perform this Agreement without restriction, (b) execution, delivery and performance of this Agreement has been duly authorized by all necessary actions, (c) this Agreement constitutes its legal, valid and binding obligation, (d) no approvals, consents, orders or authorizations of or designation, registration, declaration or filing with any Governmental Authority (within the United States) are required for the warehousing, sale and distribution of Products other than any approvals already obtained, (e) there is no action, proceeding, or investigation pending or threatened which questions the validity of this

Agreement, the marketing authorizations related to Products, or any actions taken or to be taken pursuant to this Agreement, and (f) Products, or any part thereof, have not been materially adversely affected in any way as a result of any legislative or regulatory change, revocation of license or right to manufacture, distribute, handle, store, sell or market them or Company’s breach of this Agreement.

7.2 By Service Provider. Service Provider represents and warrants to Company that: (a) it has full power and authority to enter into and perform this Agreement without restriction, (b) execution, delivery and performance of this Agreement has been duly authorized by all necessary actions, (c) this Agreement constitutes its legal, valid and binding obligation, (d) no approvals, consents, orders or authorizations of or designation, registration, declaration or filing with any Governmental Authority (within the United States) are required for the performance of Services, other than any approvals already obtained, (e) there is no action, proceeding, or investigation pending or threatened which questions the validity of this Agreement, Service Provider’s licenses to warehouse and distribute Pharmaceuticals, or any actions taken or to be taken pursuant to this Agreement, and (f) Products have not been materially adversely affected while in Service Provider’s possession as a result of any revocation of Its licenses or Service Provider’s breach of this Agreement.

7.3 Notice of Changes. Company and Service Provider will give prompt written notice to the other if it becomes aware during the Term of any action or development which would cause any warranty in this Section 7 to become untrue.

8.	Trademarks/Data

Neither party may use the other party’s name, trademarks, service marks, logos, other similar marks, other intellectual property, or other data or information in any manner without its prior written approval, except to satisfy its obligations under this Agreement. Data and information that belong to Company will be any data and information related to Products (including sales information), except “Service Provider Data.” Service Provider Data is data and information that is not specific to Products and was developed by Service Provider relating to its processes, reports and services provided to Company under this Agreement. Service Provider Data, including information and data relating to any of Service Provider’s customers and their profiles, belongs to Service Provider.

9.	Confidentiality

9.1 Existing Agreement. The parties have previously executed a written Confidentiality Agreement (“Confidentiality Agreement”), attached as Schedule E. The parties will abide by its provisions during the Term and for five (5) years thereafter, regardless of any shorter term in the Confidentiality Agreement.

9.2 Termination. Upon expiration or termination of this Agreement for any reason each party will promptly: (a) return to the other party all documents and other material containing Confidential Information (as defined in the Confidentiality Agreement), including copies, other than those which a party is reasonably required to maintain for legal, tax or valid business purposes; or (b) certify to the other party that it has destroyed all such documentation and other materials.

10.	Remedies

If either party violates or threatens to violate Recall (Section 5), Legal Compliance (Section 6), Trademarks/Data (Section 8), Confidentiality (Section 9) and other provisions of this

Agreement, the other party may suffer irreparable harm and its remedies at law may be inadequate. Accordingly, the other party is entitled to equitable relief. Rights and remedies under this Agreement are cumulative and in addition to any other available rights or remedies under any agreement, at law or in equity.

11.	Indemnification

11.1 By Company. Company will defend, indemnify and hold harmless Service Provider and its Related Parties from and against all claims, liabilities, losses, damages, costs and expenses, including reasonable attorneys’ fees (collectively, “Claims”) brought by third parties or Company’s employees caused by or arising from any (a) act or omission of Company or its Related Parties, (b) failure of Company to perform its obligations under this Agreement or to comply with Requirements of Law, (c) breach of any warranty or covenant made by Company in this Agreement (d) claims of patent, trademark, copyright or other infringement related to Products, (e) the storage and handling of Products by Company, the use, non-use, demonstration, consumption, ingestion, digestion, manufacture, production and assembly of Products and their transportation to Service Provider, or (f) Taxes that may be imposed against Service Provider or its Related Parties as a result of the Services (other than income Taxes); provided, however, Company will have no obligations under this Section 11.1 for any Claims to the extent caused by any breach of this Agreement by Service Provider or its Related Parties or negligent act or omission of Service Provider or its Related Parties.

11.2 By Service Provider. Service Provider will defend, indemnify and hold harmless Company and its Related Parties from and against all Claims brought by third parties or Service Provider’s employees against Company or its Related Parties caused by or arising from any (a) negligent act or omission of Service Provider or its Related Parties, (b) failure of Service Provider to perform its obligations or to comply with Requirements of Law, (c) breach of any warranty or covenant made by Service Provider in this Agreement, (d) making by Service Provider of representations or warranties with respect to Products to the extent not authorized by Company, provided, however, that Service Provider will have no obligations under this Section 11.2 for any Claims to the extent caused by breach of this Agreement by Company or its Related Parties or any negligent act or omission of Company or its Related Parties.

11.3 LIMITATION. NOTWITHSTANDING THE FOREGOING OR ANY OTHER PROVISION TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NO PARTY WILL BE LIABLE TO ANY OTHER PARTY FOR ANY LOST PROFITS, CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, OR OTHER SIMILAR DAMAGES ARISING OUT OF OR IN CONNECTION WITH A BREACH OF THIS AGREEMENT OR ANY EXPENSES, CHARGES, COSTS OR LIABILITIES, WHETHER FORESEEN OR UNFORESEEN, ARISING FROM OR RELATED TO THE USE OR PERFORMANCE OF PRODUCTS OR PERFORMANCE OR TERMINATION OF THIS AGREEMENT EXCEPT AS OTHERWISE EXPRESSLY PROVIDED.

11.4. Procedures. The obligations and liabilities of the parties with respect to Claims subject to indemnification under this Section 11, (“Indemnified Claims”), will be subject to the following terms and conditions:

11.4.1 The party claiming a right to indemnification hereunder (“Indemnified Person”) will give prompt written notice to the indemnifying party (“Indemnifying Person”) of any Claim, stating its nature and basis and the amount thereof, to the extent known. Each such notice will be accompanied by copies of all relevant documentation, including any summons, complaint or other pleading which may have been served or written demand or other document or instrument.

11.4.2 With respect to any Claim: (a) the Indemnifying Person will at its sole cost and expense defend or settle the Claim, subject to the provisions of this subsection, (b) the Indemnified Person will, at the Indemnifying Person’s sole cost and expense, cooperate in the defense by providing access to witnesses and evidence available to it, (c) the Indemnified Person will have the right to participate in any defense at its own cost and expense to the extent that, in its judgment, the Indemnified Person may otherwise be prejudiced thereby, (d) the Indemnified Person will not settle, offer to settle or admit liability in any Claim for which the Indemnified Person seeks indemnification by the Indemnifying Person without the written consent of an officer of the Indemnifying Person, which consent shall not be unreasonably withheld, and (e) the Indemnifying Person will not settle, offer to settle or admit liability as to any Claim in which it controls the defense if such settlement, offer or admission contains any admission of fault or guilt on the part of the Indemnified Person, or would impose any liability or other restriction or encumbrance on the Indemnified Person, without the written consent of an officer of the Indemnified Person, which consent shall not be unreasonably withheld.

11.4.3 The Indemnifying Person and the Indemnified Person will each cooperate with, and comply with all reasonable requests of, each other and act in a reasonable and good faith manner to minimize the scope of any Claim.

11.4.4 Notwithstanding anything to the contrary herein, and subject to the limitations of Section 11.3 herein, Service Provider will not be liable to Company for any damages (whether grounded in contract, tort, or otherwise) arising under any Claim which is subject to indemnification under this Section 11 in an aggregate amount greater than all sums paid to Service Provider by Company under this Agreement during the period of three (3) years prior to the date upon which such Claims arose unless it is determined by a court of competent jurisdiction that Service Provider’s gross negligence was the primary cause of such Claim.

12.	Intellectual Property

All concepts, inventions, ideas, patent rights, data, trademarks, and copyrights that are related to Products will remain the exclusive property of Company, except for those which are not specific to Products and which relate to the general processes, reports and services developed by Service Provider and provided to Company. Any concepts, inventions, ideas, patent rights, data, trademarks, and copyrights that are developed by Service Provider which are not specific to Products or which relate to the processes, reports and services developed by Service Provider will remain the exclusive property of Service Provider.

13.	Insurance

13.1 By Company. During the Term, Company will maintain: (a) casualty and theft or loss insurance in amounts sufficient to protect all Products and other materials consigned to Service Provider, and (b) products liability and commercial general liability insurance having a limit of not less than five million dollars ($5,000,000.00) per occurrence, Combined Single Limit (Bodily Injury and Property Damage), pursuant to one or more insurance policies with reputable insurance carriers having a Best’s Rating of A VII or otherwise as reasonably approved by Service Provider. Company will designate Service Provider and its Related Parties as “additional insureds” under all insurance policies referenced in this Section. Company will obtain a broad form vendor’s endorsement for products liability for Service Provider and its Related Parties. Within thirty (30) days after the Effective Date, Company will provide to Service Provider a certificate of insurance indicating that such obligations have been satisfied.

As a condition precedent to the effectiveness of this Agreement, Company will execute the form of Continuing Guaranty and Indemnification Agreement attached as Exhibit A (“Guaranty”).

13.2 By Service Provider. During the Term, Service Provider will maintain the following insurance:

13.2.1 Workers’ Compensation. Workers’ compensation statutory coverage as required by law in states where Services are performed;

13.2.2 Employer’s Liability. Employer’s liability insurance with a limit of $500,000 for bodily injury by accident per person, $500,000 for bodily injury by accident, all persons and $500,000 bodily injury by disease policy limit;

13.2.3 General Liability. Commercial general liability insurance, including personal injury blanket contractual liability and broad form property damage, with a $1,000,000 combined single limit;

13.2.4 Errors and Omissions. Professional liability insurance covering the errors and omissions of Service Provider’s employees providing professional or technical services (including any negligence or willful misconduct of Service Provider’s employees in connection with their obligations under this Agreement) of not less than $1,000,000 per occurrence and aggregate;

13.2.5 Umbrella Liability. Umbrella liability insurance in the amount of $5,000,000 per occurrence and aggregate;

13.2.6 Property Insurance. Property insurance covering the business property of Service Provider and others while at any unnamed location in the amount of $1,000,000.

13.3 Throughout the Term, Service Provider will have and maintain such policies in a form acceptable to Company and will, within thirty (30) days after the date of execution of this Agreement: (a) make Company an additional insured under each of the foregoing policies (except Workers’ Compensation); (b) cause such policies to stipulate that the insurance will not be modified or cancelled while this Agreement is in effect without thirty (30) days’ prior written notice to Company; and (c) provide Company with proof of its compliance with this Section 13.

14.	Notices

All notices and other communications required or permitted in this Agreement will be in writing and will be delivered personally (which will include delivery by courier or reputable overnight delivery service) or sent by certified or registered mail, postage and fee prepaid, return receipt requested, or sent by facsimile transmission (with a copy sent by mail or personal delivery as provided in this Section 14) to the address or facsimile number on the signature page. Items delivered personally will be deemed delivered on the date of actual delivery. Items sent electronically or by facsimile will be deemed delivered on the day sent if sent during normal business hours of the receiving party (or, otherwise, on the first business day after the date of transmission). Items sent by certified or registered mail will be deemed delivered three (3) business days after mailing. Either party may change its contact information by a written notice delivered in accordance with this Section 14.

15.	Governing Law

This Agreement and the rights and obligations of the parties under this Agreement will be construed and interpreted under the internal laws of the State of California, excluding its conflict and choice of law principles. The successful party in any legal action arising out of this Agreement, including enforcing its rights in a bankruptcy proceeding, may recover all costs, including reasonable attorneys’ fees.

16.	Severability

If any court determines a provision of this Agreement is invalid, such holding will not affect the validity of the other provisions and they will remain in effect.

17.	Complete Agreement; Amendments; Counterparts; Waivers; Signatures.

This Agreement and its schedules and exhibits, including the Confidentiality Agreement, contain the entire agreement between the parties and supersede any prior oral and written representations entered into by the parties that relate to the subject matter of this Agreement; provided, however, this Agreement is in addition to and does not supersede any Company’s Guaranty. This Agreement may not be amended, supplemented or waived in any respect without written agreement of both parties, signed by their respective authorized representatives. This Agreement may be executed in one or more counterparts, which will together constitute but one agreement and each of which will be an original. A party’s failure to insist, in one or more instances, upon performance of any provision of this Agreement will not be construed as a waiver of its right and the other party’s obligations will continue in full force. Either party’s consent to any act by the other party on any occasion will not be deemed consent on any other occasion. Facsimile transmissions bearing a party’s signature will for all purposes be deemed an original.

18.	Force Majeure

If the performance of any part of this Agreement by any party will be affected for any length of time by fire or other casualty, government restrictions, war, terrorism, riots, strikes or labor disputes, lock out, transportation delays, electronic disruptions, internet, telecommunication or electrical system failures or interruptions, and acts of God, or any other causes which are beyond the control of the parties (financial inability excepted), such party will not be responsible for delay or failure of performance of this Agreement for such length of time, provided, however, (a) the affected party will cooperate with and comply with all reasonable requests of the non-affected party to facilitate Services to the extent possible, and (b) the obligation of one party to pay amounts due to any other party will not be subject to the provisions of this Section.

19.	Interpretation

The parties have jointly negotiated this Agreement and, thus, neither this Agreement nor any provision will be interpreted for or against any party on the basis that it or its attorney drafted the Agreement or the provision at issue. Headings of the various Sections are not part of the context of this Agreement, and are only labels to assist in locating those Sections, and will be ignored in construing this Agreement. When this Agreement requires approval of one or more parties, such approval may not be unreasonably withheld or delayed. Words, regardless of the number and gender specifically used, will be construed to include any other number, singular or plural, and any gender, masculine, feminine, or neuter, as the context requires. “And” includes “or.” “Or” is disjunctive but not necessarily exclusive. “Including” means “including but not limited to.” The parties hereby consent to jurisdiction of California’s courts and, for any litigation that may arise out of this Agreement, stipulate to venue in the courts serving San Diego County, California, as the sole proper venue.

20.	Successors

Company may not assign this Agreement or any of its rights or obligations without Service Provider’s prior written consent. Upon consent, this Agreement will be binding upon the successor party. Company hereby consents to Service Provider’s assigning part or all of its obligations to any affiliate and to assigning or granting a security interest in this Agreement in connection with any financing or securitization by Service Provider or any affiliate.

21.	Relationship Of The Parties

Neither party has any ownership interest in the other and their relationship, as established by this Agreement, is that of agent and master within the confines of the terms of this Agreement. Other than such limited agency, this Agreement does not create any partnership, joint venture or similar business relationship between the parties. Notwithstanding the limited agency created hereunder, each party will remain fully responsible for its actions and the actions of its Related Parties not specifically related to this Agreement. Except as otherwise provided herein, neither party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of the other party.

IN WITNESS WHEREOF, the parties have had a duly authorized officer, partner or principal execute this Commercial Outsourcing Services Agreement as of the Effective Date.

SKINMEDICA, INC.:		INTEGRATED COMMERCIALIZATION SOLUTIONS, INC.:

By:	/s/ Rex Bright	By:	/s/ Andrew Gellman
Name:	Rex Bright	Name:	Andrew Gellman
Title:	President	Title:	Vice President & General Manager

Address:	5909 Sea Lion Place, Suite H	4006 Beltline Road, Suite 115
	Carlsbad, California 92008	Addison, Texas 75001
Attn:	Dennie Dyer, VP, Operations	Attn:	Vice President & General Manager
Fax:		Fax:	(972) 387-8286
with a copy to:

AmerisourceBergen Corporation
1300 Morris Drive, Suite 100
Program Launch Date: 2/18/03			Chesterbrook, PA 19087
[If blank, the Program Launch Date will be			Attn: General Counsel
60 days after the Effective Date]			Fax: (610) 727-3612